EXHIBIT 99.1
PHI, Inc. Announces Receipt of Requisite Consents with Respect to Its Tender Offer and Consent Solicitation for Its 9 3/8% Senior Notes Due 2009
LAFAYETTE, La.—(BUSINESS WIRE)—April 6, 2006—PHI, Inc. (“PHI”) (Nasdaq: PHII) (Nasdaq: PHIIK) announced today that it had received, as of 5:00 p.m., New York City time, on April 6, 2006 (the “Consent Deadline”), tenders and consents from holders of over 90% of the aggregate principal amount of its outstanding 9 3/8% Senior Notes due 2009 (the “Notes”) in connection with its previously announced cash tender offer and consent solicitation for the Notes, which commenced on March 24, 2006.
PHI intends to execute a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes (the “Indenture”) to, among other things, eliminate substantially all of the restrictive covenants, and certain events of default provisions in the Indenture and to shorten the minimum redemption notice period from 30 to five days should PHI elect to redeem any outstanding Notes in accordance with the Indenture. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the outstanding Notes have been purchased by PHI pursuant to the terms of the tender offer and the consent solicitation.
PHI’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer is conditioned upon, among other things, its completion of financing transactions with net proceeds to PHI of not less than $219 million. Subject to the satisfaction or waiver of these conditions, on the Initial Settlement Date all Holders who validly tendered and did not withdraw their Notes prior to the Consent Deadline will receive a consent payment of $2.00 per $1,000 principal amount of the Notes validly tendered and accepted for purchase (the “Consent Payment”), in addition to the tender offer consideration of $1,046.88 per $1,000 principal amount of Notes plus accrued and unpaid interest on those Notes. Holders who validly tender their Notes after the Consent Deadline but before the expiration of the tender offer will not receive the Consent Payment, but will receive on the Final Settlement Date the tender offer consideration for Notes accepted for purchase in accordance with the terms of PHI’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), together with accrued and unpaid interest on those Notes. The Initial Settlement Date will occur on the business date we select, no later than the Final Settlement Date, after satisfaction or waiver of the conditions to the tender offer and the consent solicitation. The tender offer and the consent solicitation will expire at 9:00 a.m. New York City time, on April 24, 2006, unless extended or terminated by PHI, and the Final Settlement Date is expected to be the next business day.
Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be subject to the terms of the supplemental indenture even though they did not consent to the amendments.
UBS Investment Bank is acting as the dealer manager and solicitation agent, and D.F. King & Co., Inc. is the information agent for the tender offer. Requests for documentation should be directed to D.F. King & Co., Inc. at (888) 567-1626 (toll free) (banks and brokerage firms please call (212) 269-5550). Questions regarding the tender offer and consent solicitation should be directed to UBS Investment Bank at (888) 722-9555 x4210 (U.S. toll-free) or (203) 719-4210 (collect), attention: Liability Management Group.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes. The tender offer is being made solely by the Offer to Purchase, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
PHI provides helicopter transportation and related services to the oil and gas industry, air medical industry and others and also provides third-party maintenance services to select customers. PHI’s Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
NOTE: Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projection, expectations, plans, estimates and risk analysis. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause PHI’s actual results, performance (financial, operating or otherwise) or achievements to differ materially from those expressed or implied by such forward-looking statements. These factors are more fully discussed in PHI’s filings with the SEC. We undertake no obligation to update any statements contained in this release, whether as a result of new information, future events or otherwise.
CONTACT:
PHI, Inc., Lafayette
Michael J. McCann, 337-235-2452